Exhibit 10.2

THE SIMPLY GOOD FOODS COMPANY

2017 Omnibus Incentive Plan, as amended from time to time

Policy Regarding Treatment of Awards in the Event of an Awardee’s Retirement

Approved as of April 16, 2024

1.	Purpose. The Board of Directors (the “Board”) of The Simply Good Foods Company (the “Company”) believes that it is in the best interests of the Company and its shareholders to make certain accommodations in the terms of equity awards granted pursuant to the Company’s 2017 Omnibus Incentive Plan (as amended from time to time, the “Incentive Plan”) that take into account an award holder’s termination of service by means of a retirement. It is the view of the Board that awards granted to individuals who are at or nearing retirement age may not provide the intended retention benefits to the Company, nor proper incentives to the individual, if awards are ultimately forfeited in the normal course because of a termination of service due to retirement. This misalignment can affect a significant number of highly valued employees who have long tenures with the Company. To address this concern, the Board has adopted this policy, which establishes a new treatment for awards granted under the terms of the Incentive Plan in the event of an award holder’s retirement (the “Equity Retirement Policy,” or “this “Policy”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Incentive Plan.

2.	Administration. This Equity Retirement Policy shall be administered under the terms of the Incentive Plan and Award Agreements granted thereunder, and by the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee may consult with the Board and the Company’s management in evaluating any determinations made pursuant to this Policy.

3.	Covered Awards. The terms of this Policy shall be memorialized (i) in the terms of any Award Agreements in respect of Awards granted after the respective Applicable Effective Date and (ii) by means of an amendment of, or other communication deemed to be an amendment of, the terms of an Award Agreement issued prior to the respective Applicable Effective Date and pursuant to which Awards remain outstanding, unless, in either case, the Committee determines the treatment set forth in this Policy should not be applied to a particular type of Award or set of granted Awards, provided that, if so determined, all similarly situated Awards shall be treated in the same manner.

4.	Retirement. For purposes of this Policy, “Retirement” means:

A.	Subject to the terms of this Section 4, an award holder’s voluntary Termination after such date as the award holder has reached the earlier of:

(x) (i) attaining age of fifty-five (55) and (ii) providing service to the Company for a period of at least ten (10) years;

(y) (i) attaining age fifty-nine (59) and (ii) providing service to the Company for a period of at least seven (7) years; and

(z) attaining age sixty-two (62), regardless of the award holder’s length of service.

B.	For purposes of Subsection 4(A):

1.	The award holder’s service to the Company shall include: (x) all time during which the award holder served as an employee or director of the Company and its affiliates, even if such time was not served in a continuous period, all such time counted based on the number of completed months of service; and (y) all time during which the award holder served as an employee of an entity acquired by or merged into the Company or its subsidiaries (an “Acquired Entity”) where, and to the extent, the Company is obligated under the terms of the applicable transaction agreement to provide past service credit to employees of the Acquired Entity, but only to the extent of completed months of service.

2.	Notwithstanding anything to the contrary, an award holder’s voluntary Termination will not be treated as a Retirement for purposes of this Policy unless the award holder has completed a consultation discussion (a “Retirement Discussion”) with the Company’s most senior Human Resources Officer (or the their supervisor with respect to the Company’s most senior Human Resources Officer) expressly regarding the award holder’s potential decision to retire at least one (1) year prior to the actual date of the award holder’s Termination by Retirement. For purposes of this Policy, “Retirement Date” means the actual effective date of the award holder’s Termination as a Retirement as stated in writing by the award holder and delivered to the Company’s most senior Human Resources Officer (or the their supervisor with respect to the Company’s most senior Human Resources Officer) no more than 90 days and not less than 60 days prior to the actual effective date of the award holder’s Termination as a Retirement (the “Retirement Notice”).

3.	A Termination will not constitute a Retirement if grounds for a Termination for Cause existed at the time of the Retirement Discussion or at any time prior to the Retirement Date.

5.	Treatment in the event of a Retirement. Unless otherwise determined by the Committee, at the time of grant, in the case of awards granted after the respective Applicable Effective Date, or by not issuing an amendment (or deemed amendment) for Awards outstanding immediately prior to the respective Applicable Effective Date, in the event of an award holder’s Retirement, Awards held by the award holder shall be treated as follows:

A.	Stock Options

1.	The vesting of all Stock Options that are unvested as of the Retirement Date will continue to vest under the terms of the stock option Award Agreement.

2.	All Stock Options will remain exercisable by the award holder, or the award holder’s estate in the event of the award holders’ death, for the remainder of the original term of the Stock Option.

3.	Other than as specifically described in this Policy, all rules and procedures governing the exercise of a Stock Option that generally apply under the terms of the Incentive Plan, stock option Award Agreements and all applicable policies and practices of the Company, will continue to govern the exercise of the Stock Option that occurs following the Retirement Date.

B.	Performance Stock Units

1.	The vesting of performance-based restricted stock unit (“PSU”) awards that are unvested as of the Retirement Date will continue to vest under the terms of the PSU’s Award Agreement, and the award holder will be entitled to receive payment in respect of the number of PSUs that otherwise would have been earned by the award holder notwithstanding the award holder’s Retirement (the “PSU Awards”).

2.	The PSU Awards shall be settled at the same time and in the same manner as the PSUs are settled for active award holders, within thirty (30) days of the PSU’s Vesting Date (as defined in the applicable PSU Award Agreement).

C.	Restricted Stock Units.

1.	The vesting of time-based restricted stock unit (“RSU”) awards that are unvested as of the Retirement Date will continue to vest under the terms of the RSU’s Award Agreement, and the award holder will be entitled to receive payment in respect of the number of RSUs that otherwise would have been earned by the award holder notwithstanding the award holder’s Retirement (the “RSU Awards”).

2.	The RSU Awards shall be settled at the same time and in the same manner as the RSUs are settled for active award holders, within thirty (30) days of the RSU’s Vesting Date (as defined in the applicable RSU Award Agreement.

6.	Additional Matters.

A.	Section 409A.

1.	Stock Options and PSUs, including any provisions that apply in light of this Policy, are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company will add any provisions to the applicable Award Agreements deemed to be necessary or desirable regarding Section 409A compliance matters.

2.	For any Awards that are considered to provide a “deferral of compensation” under Section 409A of the Code, certain payroll taxes (FICA) are due upon an award holder becoming “retirement eligible.” For such awards, if any, the Company will develop procedures to withhold the applicable employee portion of the FICA tax obligations at such time as the award holder is considered retirement eligible by providing the Company with a Retirement Notice. These procedures may include, by are not limited to, (i) withholding cash amounts from the award holder’s first paycheck to be disbursed immediately following the award holder’s delivery of the Retirement Notice, or such other date as may be required or permitted by applicable law, as determined by the Company in its sole discretion and, (ii) withholding, upon the delivery of a Retirement Notice, a number of shares underlying the Award, the value of which shares (on the date the withholding occurs) equals the award holder’s relevant tax obligations, including any additional taxes that become due because of the share withholding process. For this purpose, the amount of payroll taxes due shall be based on the Fair Market Value of the Shares underlying the Award that remained unvested as of immediately prior to the date on which the tax is assessed.

7.	Interpretation. The Committee is authorized to interpret and construe this Policy, to make all determinations necessary, appropriate or advisable for the administration of this Policy, and to provide in its discretion a waiver of any of the elements of the definition of Retirement in Section 4. It is intended that this Policy be interpreted in a manner that is consistent with any applicable rules, including but not limited to Section 409A of the Code (the “Applicable Rules”).

8.	Effective Date. This Policy shall be effective (A) as of June 1, 2024, for those award holders who report directly to the Company’s Chief Executive Officer as of April 16, 2024, and (B) as of January 1, 2025 for all other award holders (each of the dates noted in clauses (A) and (B), an “Applicable Effective Date”) and shall apply to Awards as set forth in Section 3, subject to the issuance by the Company of a new Award Agreement, or amendment, or deemed amendment, to an existing Award Agreement, as applicable.

9.	Amendment; Termination. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect changes in any Applicable Rules. The Board may suspend, discontinue or terminate this Policy at any time; provided, however no such amendment or other action shall impair the rights of any award holder who has established a Retirement Date pursuant to the terms of this Policy prior to the effective date of any amendment or other action without the award holder’s consent.